Supplement No. 4 dated October 25, 2000 to prospectus dated January 11, 2000

        The expiration date of Netsmart Technologies, Inc. warrants to purchase 448,535 shares of common stock at $12.00 per share has been extended from October 31, 2000 to April 30, 2001.